FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Lease (this “Amendment”) is made as of January 26, 2017 (the “Fifth Amendment Effective Date”) by and between BURLINGTON CENTRE OWNER LLC, a Delaware limited liability company (“Landlord”), and THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Gross Lease dated as of May 17, 2012, pursuant to which Tenant leases certain space consisting of approximately 38,062 rentable square feet located on the third (3rd) floor of that certain office building located at 10 Corporate Drive, Burlington, Massachusetts (the “Building”), as amended by that certain First Amendment to Lease dated as of June 13, 2013, pursuant to which Tenant leases an additional 21,417 rentable square feet located on the second (2nd) floor of the Building (the “Expansion Premises”), as further amended by that Second Amendment to Lease dated as of March 28, 2014, as further amended by that certain Third Amendment to Lease dated as of September 24, 2014, and as further amended by that certain Fourth Amendment to Lease dated as of November 14, 2015 (the “Fourth Amendment”; as amended, the “Original Lease”), pursuant to which Tenant leases an additional 17,177 rentable square feet located on the second 2nd floor of the Building (the “Second Expansion Premises”).

B.Tenant desires to expand the leased premises by approximately Thirty-Eight Thousand One Hundred Fifty-One (38,151) rentable square feet on the first floor of the Building;

C.Landlord and Tenant hereby desire to amend the Original Lease to provide for the leasing of such additional space to Tenant on the terms and conditions set forth herein.

D.The Original Lease, as amended by this Amendment, shall be referred to herein as the “Lease”. Any capitalized terms used herein not otherwise defined shall have the respective meanings ascribed to them in the Original Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    New Definitions. All defined terms in this Amendment are hereby incorporated by reference into the Lease and shall have the meanings assigned herein. Without limiting the foregoing, the Lease is hereby amended to include the following definitions in Section 1 thereof:

(a)Third Expansion Commencement Date – Phase I. The earlier to occur of (i) the Third Expansion Rent Commencement Date – Phase I and (ii) the date on which Substantial Completion of the Third Expansion Premises – Phase I occurs.

(b)Third Expansion Commencement Date – Phase II. The later to occur of (i) the date on which Substantial Completion of the Third Expansion Premises – Phase II occurs and (ii) March 1, 2018, unless Tenant occupies the Third Expansion Premises – Phase II for business prior to March 1, 2018, in which case, the Third Expansion Commencement Date – Phase II shall occur on the date that Tenant commences such business operations in the Third Expansion Premises – Phase II.

(c)Third Expansion Improvements. Those alterations or improvements to the Third Expansion Premises as are depicted on the Third Expansion Plans and Specifications.

(d)Third Expansion Plans and Specifications. Those certain plans and specifications for each the Phase I and Phase II portions of the Third Expansion Improvements and any modifications to such

Third Expansion Plans and Specifications approved in accordance with the terms hereof, which such Third Expansion Plans and Specifications shall be materially consistent with the Second Expansion Plans and Specifications for the Second Expansion Premises as set forth in the Fourth Amendment.

(e)Third Expansion Premises. The Third Expansion Premises – Phase I and the Third Expansion Premises – Phase II, consisting of approximately Thirty-Eight Thousand One Hundred Fifty-One (38,151) rentable square feet.

(f)Third Expansion Premises – Phase I. The portion of the Building located on the first (1st) floor of the Building and depicted on the approved Space Plan, consisting of approximately Twenty Thousand Six Hundred Thirty-Five (20,635) rentable square feet as measured in accordance with the Lease.

(g)Third Expansion Premises – Phase II. The portion of the Building located on the first (1st) floor of the Building and depicted on the approved Space Plan, consisting of approximately Seventeen Thousand Five Hundred Sixteen (17,516) rentable square feet as measured in accordance with the Lease.

(h)Third Expansion Rent Commencement Date – Phase I. June 1, 2017.

(i)	Third Expansion Rent Commencement Date – Phase II. March 1, 2018.

(j)Third Expansion Tenant Improvement Allowance. The maximum amount, if any, to be incurred or funded by Landlord to construct the Third Expansion Improvements, which shall not exceed the amount of Two Million Ninety-Eight Thousand Three Hundred and Five and 00/100 Dollars ($2,098,305.00).

2.    Amendment of Certain Definitions. The Lease is hereby amended by deleting from Section 1 thereof the definitions of Base Rent, Premises and Tenant’s Pro Rata Share, and substituting in their place the following:

(a)Premises. For all period during the Lease Term: (i) prior to the Third Expansion Commencement Date – Phase I and the Third Expansion Premises Commencement Date – Phase II, Premises shall mean and refer to the Initial Premises, the Expansion Premises and the Second Expansion Premises; (ii) prior the Third Expansion Commencement Date – Phase II, Premises shall mean and refer to the Initial Premises, the Expansion Premises, the Second Expansion Premises and the Third Expansion Premises – Phase I; and (iii) from and after the Third Expansion Premises Commencement Date – Phase II, Premises shall mean and refer to the Initial Premises, the Expansion Premises, the Second Expansion Premises, the Third Expansion Premises – Phase I and the Third Expansion Premises – Phase II, containing an aggregate of approximately one hundred fourteen thousand eight hundred and seven (114,807) rentable square feet located on the first, second and third floors of the Building.

(b)Tenant’s Pro Rata Share. Commencing as of January 1, 2017, Tenant’s Pro Rata Share with respect to: (i) the Initial Premises is 38,062/114,807 = thirty-three and fifteen one-hundredths percent (33.15%); (ii) the Expansion Premises is 21,417/114,807 = eighteen and sixty-five one-hundredths percent (18.65%); (iii) the Second Expansion Premises is 17,177/114,807 = fourteen and ninety-seven one-hundredths percent (14.97%); (iv) the Third Expansion Premises – Phase I is 20,635/114,807 = seventeen and ninety-seven one-hundredths percent (17.97%); and (v) the Third Expansion Premises – Phase II is 17,516/114,807 = fifteen and twenty-six one-hundredths percent (15.26%). As of any particular date, the aggregate Tenant’s Pro Rata Share for the entire Premises shall be a fraction, the numerator of which is the aggregate rentable square footage of the entire Premises and the denominator of which is the total rentable square footage of the Building.

3.    Lease Term. The Lease is hereby amended by adding the following text to the definition of “Lease Term” in Section 1 thereof: “The Lease Term for the Third Expansion Premises – Phase I and the Third Expansion Premises – Phase II shall commence on the Third Expansion Commencement Date – Phase I and the Third Expansion Commencement – Phase II, respectively, and end on March 31, 2026.”

4.    Base Rent. The Lease is hereby amended by adding the following table setting forth the monthly amount of Base Rent payable for the Third Expansion Premises immediately after the table setting forth the Base Rent payable for the Second Expansion Premises (the Base Rent payable pursuant to the terms of the Lease for the Premises being the aggregate of the Base Rent payable pursuant to the tables for the Initial Premises, the Expansion Premises, and the Second Expansion Premises as set forth in the Lease, and the tables for the Third Expansion Premises, as set forth below). In the event of a Landlord Delay in connection with Landlord’s approval of the Space Plan and the Plans and Specifications as set forth in Section 5, then the Third Expansion Premises Rent Commencement Date – Phase I shall be extended by the number of days of such Landlord Delay.

Third Expansion Premises – Phase I
Applicable Portion of Lease Term		Rate Per/Rentable Sq. Ft./Annum	Annual Base Rent	Monthly Base Rent Installment (Annual ÷ 12)
Beginning	Ending
Third Expansion Premises Rent Commencement Date – Phase I	May 31, 2018	$34.50	$711,907.50	$59,325.63
June 1, 2018	May 31, 2019	$35.50	$732,542.50	$61,045.21
June 1, 2019	May 31, 2020	$36.50	$753,177.50	$62,764.79
June 1, 2020	May 31, 2021	$37.50	$773,812.50	$64,484.38
June 1, 2021	May 31, 2022	$38.50	$794,447.50	$66,203.96
June 1, 2022	May 31, 2023	$39.50	$815,082.50	$67,923.54
June 1, 2023	May 31, 2024	$40.50	$835,717.50	$69,643.13
June 1, 2024	May 31, 2025	$41.50	$856,352.50	$71,362.71
June 1, 2025	March 31, 2026	$42.50	$876,987.50	$73,082.29

Third Expansion Premises – Phase II
Applicable Portion of Lease Term		Rate Per/Rentable Sq. Ft./Annum	Annual Base Rent	Monthly Base Rent Installment (Annual ÷ 12)
Beginning	Ending
Third Expansion Premises Rent Commencement Date – Phase II	May 31, 2018	$34.50	$604,302.00	$50,358.50
June 1, 2018	May 31, 2019	$35.50	$621,818.00	$51,818.17
June 1, 2019	May 31, 2020	$36.50	$639,334.00	$53,277.83
June 1, 2020	May 31, 2021	$37.50	$656,850.00	$54,737.50
June 1, 2021	May 31, 2022	$38.50	$674,366.00	$56,197.17
June 1, 2022	May 31, 2023	$39.50	$691,882.00	$57,656.83
June 1, 2023	May 31, 2024	$40.50	$709,398.00	$59,116.50
June 1, 2024	May 31, 2025	$41.50	$726,914.00	$60,576.17
June 1, 2025	March 31, 2026	$42.50	$744,430.00	$62,035.83

5.    Third Expansion Space Plan; Third Expansion Plans and Specifications.

(a)    Third Expansion Space Plan. Tenant shall select with the prior approval of Landlord, not to be unreasonably withheld or delayed, a mutually agreed upon architectural firm through a competitive bidding process coordinated by Tenant with no less than three (3) quotes (the “Architect”) to prepare draft of the space plan for the Third Expansion Premises (the “Space Plan”). Tenant shall (subject to reimbursement out of the Third Expansion Tenant Improvement Allowance as set forth below) cause the Architect to prepare and submit to Landlord for Landlord’s review, the Space Plan. The Space Plan shall be materially consistent with the Second Expansion Space Plan for the Second Expansion Premises, as set forth in the Fourth Amendment. Landlord shall approve or disapprove the Space Plan within five (5) business days after submittal by Tenant. If Landlord disapproves the Space Plan, Landlord shall explain in reasonable detail the reason for such disapproval. Landlord and Tenant shall work together to resolve Landlord’s objections provided that, in all events, Landlord’s approval is required. Landlord shall contribute an amount equal to the lesser of (i) the actual third party cost to prepare the Space Plan and (ii) $0.10 per rentable square foot toward the cost of Tenant’s Space Plan preparation, which amount shall be in addition to the Tenant Improvement Allowance outlined in Paragraph 6 and payable after the Space Plan has been approved by Landlord within thirty (30) days after Landlord’s receipt of a written invoice from Tenant for the same.

(b)    Third Expansion Plans and Specifications. Upon Landlord’s approval of the Space Plan, Tenant shall cause Architect to prepare and submit to Landlord for Landlord’s review, draft Third Expansion Plans and Specifications. The Third Expansion Plans and Specifications shall be materially consistent with the Space Plan and the Second Expansion Plans and Specifications for the Second Expansion Premises, as set forth in the Fourth Amendment. Landlord shall approve or disapprove the Third Expansion Plans and Specifications within five (5) business days after submittal by Tenant. If Landlord disapproves the Third Expansion Plans and Specifications, Landlord shall explain in reasonable detail the reason for such disapproval. Landlord and Tenant shall work together to resolve Landlord’s objections provided that, in all events, Landlord’s approval is required.

(c)    Landlord Delay. If Landlord fails to approve or reject (with a detailed explanation for such rejection) any submissions of the Space Plan or Third Expansion Plans and Specifications submitted by or on behalf of Tenant, in each case, within five (5) business days of receipt of such written request to approve the same, then Tenant shall send a second written notice (which such second written notice shall include a copy to Larry Lenrow (llenrow@TheDavisCompanies.com)), and in the event Landlord fails to approve or reject (with a detailed explanation for such rejection) within two (2) business days after second notice, such failure to approve or reject by Landlord shall constitute a “Landlord Delay”.

6.     Construction of Third Expansion Improvements.

(a)    Third Expansion Premises Construction Budget. After Landlord’s approval of the Space Plan and the Third Expansion Plans and Specifications, Tenant shall cause the preparation of an estimate of the costs and expenses to construct the Third Expansion Improvements for the Third Expansion Premises in accordance with the approved Third Expansion Plans and Specifications. The cost estimate will include the actual costs quoted by no less than three (3) contractors competitively bid by Tenant. The cost estimate will separately state the Landlord construction management fee of three percent (3%) of the Third Expansion Tenant Improvement Allowance to be utilized for the Third Expansion Improvements to have Landlord manage the Third Expansion Improvements (the “Construction Management Fee”), which shall be deducted monthly based on the percentage of construction completed, commencing on the first day of the calendar month immediately following the date on which the Third Expansion Improvements are commenced. If the quoted estimated cost to construct both the Third Expansion Improvements in the Space Plan exceeds the total of Third Expansion Tenant Improvement Allowance, Tenant may cause the Architect to alter the Space Plan, provided, however, any such requests for changes to a Space Plan or requests the inclusion of materials or installations in the construction of the Third Expansion Improvements that delays the construction of the Third Expansion Improvements shall not extend the Third Expansion Premises Rent Commencement Date – Phase I or the Third Expansion Premises Rent Commencement Date – Phase II. Costs associated with any engineered required plans, construction drawings, and/or as-built drawings for the Third Expansion Premises and the Construction Management Fee shall be included in the fees or costs itemized and deducted from the Third Expansion Tenant Improvement Allowance. Tenant shall select with the prior approval of Landlord, not to be unreasonably withheld or delayed, a mutually agreed upon general contractor after a competitive bidding process with no less than three (3) quotes. Tenant shall send summaries of all bids to Landlord. Tenant shall finalize the final cost to construct the Third Expansion Improvements in accordance with the Space Plan (the “Expansion Space Estimated Final Cost”) and, to the extent such cost exceeds the Third Expansion Tenant Improvement Allowance (the “Excess Amount”), Tenant shall have the right to make changes to the Space Plan as set forth above to limit the Excess Amount. The Excess Amount, if applicable, shall be funded by Tenant and paid to Landlord as follows: one-third (1/3) within thirty (30) days after Landlord’s approval of the Space Plan; one-third (1/3) sixty (60) days after Landlord’s approval of the Space Plan; and one-third (1/3) of the Excess Amount, ninety (90) days after Landlord’s approval of the Space Plan. Tenant shall be responsible for 100% of the payment of any additional costs or charges related to any change orders; provided, Landlord shall be required to reasonably approve any changes to the Space Plans or Third Expansion Premises Plans and Specifications. Except as set forth in Section 6(b), Tenant shall not be entitled to any cost savings or reimbursement in the event the actual costs and expenses to plan and construct the Third Expansion Improvements are less than the Third Expansion Tenant Improvement Allowance. Tenant shall not have the right to use any portion of the Third Expansion Tenant Improvement Allowance for the Premises, Expansion Premises or Second Expansion Premises. In no event shall more than fifteen percent (15%) of the Third Expansion Tenant Improvement Allowance be used toward the cost of the architectural and engineering services needed to prepare the Third Expansion Plans and Specifications and the Space Plans, moving expenses, signage, permit fees, architect fees, wiring and cabling, furniture, data, telephone, audio-visual, security, WiFi, “white noise”, internet and video systems, including, without limitation, any specialized supplemental cooling systems for any serve room or for any of the communications systems or other special rooms.

(b)     Unused Third Expansion Tenant Improvement Allowance. In the event Tenant does not use the entire Third Expansion Tenant Improvement Allowance for permitted Third Expansion Improvements by the earlier to occur of (i) May 1, 2018 and (ii) ninety (90) days after the Substantial Completion of the entire Third Expansion Premises, except to the extent expressly set forth in this Section 6(b), any portion of the Third Expansion Tenant Improvement Allowance that is not used before such date shall be deemed forfeited by Tenant without any recourse to Landlord. Tenant shall have no right to receive a payout of any unused Third Expansion Tenant Improvement Allowance, but it shall have the right to credit not more than ten percent (10%) of any unused portion of the Third Expansion Tenant Improvement Allowance toward Base Rent, provided Tenant (i) is not otherwise in default pursuant to the terms of the Lease and (ii) provides written notice to Landlord of Tenant’s desire to utilize such rent credit prior to the earlier to occur of (1) May 1, 2018 and (2) ninety (90) days after the Substantial Completion of the entire Third Expansion Premises, in which event the rent credit shall be applied on the immediately following month and shall continue until such rent credit has been applied in full. In the event Tenant shall be entitled to a rent credit for the partial amount of Base Rent payable with respect to any month, Tenant shall promptly pay the balance of the Base Rent for such month in accordance with the terms of the Lease.

(c)    Changes to Space Plan. Neither Tenant nor Landlord shall make material changes to the approved Space Plan or the work reflected in the approved Space Plan without the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed provided such changes do not materially alter the ability of the Tenant to use the Third Expansion Premises as intended, and do not increase the amount of the Excess Amount. Tenant shall have the right, at Tenant’s sole cost and expense, to have its construction representative at the Third Expansion Premises and the Initial Premises, Expansion Premises and Second Expansion Premises at all times during the construction of the Third Expansion Improvements to review and monitor the performance of same; provided, however, Tenant’s construction representative shall not interfere with or delay the construction of any portion of the Third Expansion Improvements.

        (d)     Removal of Third Expansion Improvements. Except for items addressed below, Tenant will have no obligation to remove its initial standard office Leasehold Improvements at the expiration or earlier termination of the Lease, which are approved by Landlord in advance at the time of Landlord’s approval of the Space Plan or upon submission of future requests to alter the Third Expansion Premises. Tenant agrees that all specialty equipment and alterations, such as lab/computer/server rooms, supplemental HVAC, generators, UPS, staircases, raised floors, specialty conduits, private bathrooms, shower rooms, Tenant specific, non-standard office buildout items, and any alterations to the portions of the Third Expansion Premises which are currently common areas (e.g. the lobby of the Building, common hallways and common area bathrooms), shall be removed by Tenant at Landlord’s sole discretion upon surrender; provided, however, with respect to the lobby, Tenant shall not be obligated to restore the lobby of the Building to its original condition, but Tenant shall be obligated to remove any moveable partitions, trade fixtures, moveable equipment or furniture, including, without limitation, the reception desk, at the expiration of earlier termination of the Lease. In any event, Landlord hereby requires Tenant to remove any wiring and cabling installed by Tenant, including, without limitation, the Third Expansion Improvement Systems (as defined below). All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant which can be removed without material damage to the Building or Premises, and all personal items brought into the Premises by Tenant shall be owned by Tenant and will be removed by Tenant subject to and in accordance with Paragraph 4.7 of the Original Lease, including but not limited to all servers, server racks, generators, supplemental HVAC units, furniture, phone and TV systems.

        (e)    Substantial Completion. Landlord shall cause the Substantial Completion of each Phase I and Phase II of the Third Expansion Improvements. Landlord and Tenant acknowledge and agree that Landlord may achieve or cause the achievement of the Substantial Completion on a phased basis. For the purposes of this Amendment, “Substantial Completion” shall mean (i) the completion of the applicable Phase I or Phase II portion of the Third Expansion Improvements, subject only to the Final Punchlist (as defined below) and other uncompleted elements of construction, decoration, painting, millwork or other work and mechanical adjustment, and (ii) the issuance of a certificate of occupancy (or its equivalent) for the applicable Phase I or Phase II portion of the Third Expansion Premises for the Permitted Use and a certification signed by the Architect certifying that the applicable Phase I or Phase II portion of the Third Expansion Improvements have been completed in accordance with the Space Plan; provided, however, if Landlord is unable to obtain such certificate of occupancy (or its reasonable equivalent) by virtue of the fact that Tenant has not yet completed the installation of its Third Expansion Improvement Systems in the applicable Phase I or Phase II portion of the Third Expansion Improvements or for any other reason beyond the reasonable control of Landlord, then the applicable Phase I or Phase II portion of the Third Expansion Improvements shall be deemed Substantially Complete upon the certification of the Architect as stated in subsection (i), above, notwithstanding anything to the contrary in the foregoing.
(f)    Third Expansion Improvement Systems. Tenant shall substantially complete the installation of Tenant’s data, telephone, audio-visual, internet and video systems and Tenant’s furniture and furniture systems (collectively, the “Third Expansion Improvement Systems”) in the Third Expansion Premises – Phase I and the Third Expansion Premises – Phase II, as applicable, at Tenant’s expense. Tenant shall be permitted to coordinate the installation of the Third Expansion Improvement Systems at the same time as Landlord is coordinating the Third Expansion Improvements as long as Tenant does not unreasonably interfere in any way with the construction process (by causing disharmony of labor relations at the Property, scheduling or coordination difficulties, etc.). In no event shall the Third Expansion Improvements include any Third Expansion Improvement Systems, the responsibility of which shall be Tenant’s. Tenant acknowledges that the ability to obtain the certificate of occupancy for the applicable Phase I or Phase II portion of the Third Expansion Premises depends upon the completion of all or a portion of Third Expansion Improvement Systems. Prior to the Third Expansion Commencement Date – Phase I or the Third Expansion Premises – Phase II, as applicable, Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all of Tenant’s obligations under the Lease and this Amendment. In all events, Tenant shall indemnify Landlord in the manner provided in the Lease against any claim, loss or cost arising out of any interference with, or damage to, the Third Expansion Improvements or any other work in the Building, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant contractor.
(g)    Final Punchlist Items. Prior to Substantial Completion, Tenant shall cause the Architect to inspect the applicable Phase I or Phase II portion of the Third Expansion Improvements and prepare a list of the customary punchlist type items, and any items of a seasonal nature, then remaining to be completed (the “Final Punchlist”) and Tenant shall cause such Final Punchlist to be completed in a diligent manner. If Tenant has elected to have Landlord manage the Third Expansion Improvements, then (i) the Final Punchlist work shall take place during regular business hours, but in a manner which will seek to minimize interruption of Tenant’s use and occupancy of the Premises, (ii) Landlord shall endeavor to complete all punch list work within thirty (30) days (or such longer period as is reasonably required with respect to applicable items), other than matters that cannot be completed owing to their seasonal nature, and subject to extension for Force Majeure and delays caused by Tenant, and (iii) any disputed Final Punchlist items identified as such during preparation of the Final Punchlist shall be completed by Landlord as aforesaid within thirty (30) days, subject to Landlord’s right to dispute whether such disputed items constitute a change to the applicable Phase I or Phase II portion of the Third Expansion Improvements.
(h)    Commencement of Base Rent Payments. Except due to a Landlord Delay in connection with the approval of the Space Plan and Third Expansion Plans and Specifications, if the applicable Phase I or Phase II portion of the Third Expansion Improvements have not been Substantially Completed by the Third Expansion Premises Rent Commencement Date – Phase I or the Third Expansion Premises Rent Commencement Date – Phase II, respectively, then Landlord shall not be subject to any penalty, claim or liability nor shall the validity of this Lease or the obligations of Tenant hereunder be in any way affected and Tenant shall be obligated to commence paying Base Rent for the Phase I or Phase II portion, as applicable. In no event shall Tenant occupy the Third Expansion Premises – Phase II prior to March 1, 2018.

(i)    Additional Rent Prior to Base Rent Commencement. At all times between the Third Expansion Commencement Date – Phase I and the Third Expansion Rent Commencement Date – Phase II, Tenant shall be responsible for direct payment of electricity, any other separately metered utilities, and any other Additional Rent due and payable with respect to Third Expansion Premises – Phase I. In no event shall Tenant be permitted to occupy the Third Expansion Premises – Phase II prior to the Third Expansion Commencement Date – Phase II, and, as such, shall not be responsible for the payment of electricity, any other separately metered utilities, and any other Additional Rent due and payable with respect to Third Expansion Premises – Phase II until the Third Expansion Commencement Date – Phase II.

(j)    Intentionally deleted.

(k)    Landlord’s Capital Improvements in Office Park. Landlord shall use commercially reasonable efforts in connection with the construction of the Third Expansion Improvements, the Road Construction and the Parking Configuration to not unreasonably interfere with Tenant’s on-going operations at the Premises, including parking, ingress and egress. Tenant acknowledges that noise, vibrations, disturbance, relocation of Building access, and the temporary relocation of parking, ingress and egress shall not entitle Tenant to any rent abatement or to terminate this Lease. Except as otherwise expressly provided in the Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from the Third Expansion Improvements, the Road Construction and the Parking Configuration.

7.    Operating Costs; Property Taxes; Base Year. For any period during the Lease Term that the Premises consists of the Initial Premises, the Expansion Premises, the Second Expansion Premises, the Third Expansion Premises – Phase I and the Third Expansion Premises – Phase II, Tenant shall pay Estimated Operating Costs Allocable to the Premises, Operating Costs Allocable to the Premises, Estimated Property Taxes Allocable to the Premises, and Property Taxes Allocable to the Premises with respect to the Initial Premises, the Expansion Premises, the Second Expansion Premises and the Third Expansion Premises – Phase I and the Third Expansion Premises – Phase II, subject to the terms set forth herein. Notwithstanding anything to the contrary contained herein and/or in the Lease, at Landlord’s option Tenant’s payment for Estimated Operating Costs Allocable to the Premises, Operating Costs Allocable to the Premises, Estimated Property Taxes Allocable to the Premises, and Property Taxes Allocable to the Premises shall be calculated and payable separately for the Initial Premises, the Expansion Premises, the Second Expansion

Premises and the Third Expansion Premises – Phase I and the Third Expansion Premises – Phase II in the same manner that such amounts are calculated and payable for the Premises as provided in the Lease, provided that (a) the Base Year applicable to the Initial Premises shall be calendar year 2013 as provided in the Lease, (b) the Property Tax Base amount applicable to the Initial Premises shall be Tenant’s Pro Rata Share (based solely upon the Initial Premises) of the Property Taxes payable for fiscal tax year 2013 (beginning July 1, 2012 and ending June 30, 2013), (c) the Base Year applicable to the Expansion Premises shall be calendar year 2014, (d) the Property Tax Base amount applicable to the Expansion Premises shall be Tenant’s Pro Rata Share (based solely upon the Expansion Premises) of the Property Taxes payable for fiscal tax year 2014 (beginning July 1, 2013 and ending June 30, 2014), (e) the Base Year applicable to the Second Expansion Premises shall be calendar year 2015, (f) the Property Tax Base amount applicable to the Second Expansion Premises shall be Tenant’s Pro Rata Share (based solely upon the Second Expansion Premises) of the Property Taxes payable for fiscal tax year 2015 (beginning July 1, 2014 and ending June 30, 2015), (g) the Base Year applicable to the Third Expansion Premises shall be calendar year 2017, and (f) the Property Tax Base amount applicable to the Third Expansion Premises shall be Tenant’s Pro Rata Share (based solely upon the Third Expansion Premises) of the Property Taxes payable for fiscal tax year 2017 (beginning July 1, 2016 and ending June 30, 2017).

8.    Parking. As of the Fifth Amendment Effective Date, Tenant’s Parking Ratio (as defined in Section 1 of the Lease) shall be changed from 4.0 stalls per 1,000 rentable square feet of the Premises to 3.5 stalls per 1,000 rentable square feet of the Premises. The definition of Parking Ratio shall be amended to replace “4.0” with “3.5”. Notwithstanding the foregoing, Tenant shall have a minimum of 427 parking spaces.

9.    Road Construction; Parking Configuration. Tenant hereby acknowledges that Landlord intends to create a second access point for ingress to Burlington Centre office park and reconfigure the existing parking in the 10 Corporate Drive parking area, in the locations set forth on the plan attached as Fifth Amendment – Exhibit B (the “New Road and Parking Plan”). Landlord shall have the right to construct the New Road and, in doing so, may remove fifty-two (52) parking spaces from the 10 Corporate Drive parking area, which such parking spaces shall be replaced as set forth in the New Road and Parking Plan. Tenant acknowledges that noise, disturbance, relocation of Building access, and the temporary disruption parking shall not entitle Tenant to any rent abatement or to terminate this Lease, provided Tenant at all times has access to and from the Building and Landlord maintains Tenant’s parking allocation (as the same may be reduced pursuant to Section 8 of this Amendment). Except as otherwise expressly provided in the Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience or annoyance arising from Landlord’s capital projects. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business in the Premises due to Landlord completing the New Road. Tenant’s final 427 parking spaces shall be located as set forth on the Fifth Amendment – Exhibit A.

10.    Brokers. Tenant was represented in the transaction evidenced by this Amendment by Jones Lane LaSalle, a licensed real estate broker. Landlord was represented in the transaction evidenced by this Amendment by CB Richard Ellis – N.E. Partners, LP, a licensed real estate broker and certain representatives of Landlord. Landlord and Tenant warrant to each other that they have had no dealings with any broker, agent or finder in connection with this Amendment except as set forth above. Landlord shall be responsible for paying any commission or fee owed to Landlord’s broker, CB Richard Ellis – N.E. Partners, LP, in connection with this Amendment and Landlord shall be responsible for the payment of any commission or fee owed to Jones Lang LaSalle in connection with this Amendment pursuant to a separate written agreement. Each party hereto agrees to protect, indemnify and hold harmless the other from and against any and all expenses with respect to any compensation, commissions and charges claimed by any other broker, agent or finder not identified above with respect to this Amendment or the negotiation thereof that is made by reason of any action or agreement by such party.

11.    Lease Ratification. This instrument and all of the terms and provisions hereof shall be considered for all purposes to be incorporated into and made part of the Original Lease. The Original Lease and each provision, covenant, condition, obligation, right and power contained therein is hereby ratified and confirmed, and, as modified hereby, shall continue in full force and effect. All references appearing in the Original Lease and in any related instruments shall be amended and read hereafter to be references to the Original Lease as amended by this Amendment. In the event of any inconsistencies or conflicts between other provisions of the Original Lease and the provisions of this Amendment, the provisions hereof shall govern and control. Except as specifically amended in this Amendment, the Lease is and shall remain in full force and effect and has not been amended, modified, terminated or assigned.

12.    Independence of Covenants. Landlord’s and Tenant’s covenants in the Lease are independent and, without limiting the generality of the foregoing, Tenant acknowledges that its covenant to pay Base Rent and Additional Rent is independent of Landlord’s obligations under the Lease, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Base Rent or Additional Rent due under the Lease, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

13.    Authority. Each party represents and warrants to the other that such party and the person signing on its behalf are duly authorized to execute and deliver this Amendment and that this Amendment constitutes its legal, valid and binding obligation.

14.    Counterparts; Electronic Signatures.  This Lease may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically.  An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures.  All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original.  The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Lease and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if an a paper original of this Lease had been delivered had been signed using a handwritten signature.  Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Lease is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature.  If this Lease has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

15.     Governing Law. This Lease and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

16.    Effective Date. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises. This Amendment shall become effective and binding only upon execution and delivery of this Amendment by all of the parties hereto and approval by Landlord's lender.

17.    Option to Renew. Tenant’s existing Option to Renew shall be modified to allow Tenant to exercise its Option with respect to the entire Premises, including the Third Expansion Premises, or any portion of the Premises leased by Tenant at such time, provided Tenant has not assigned or subleased more than twenty-five percent (25%) of the entire Premises (i.e. the entire 114,807 rentable square foot Premises).

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above.

LANDLORD:

BURLINGTON CENTRE OWNER LLC, a Delaware limited liability company

By:    BURLINGTON CENTRE JV LLC, a Delaware limited liability company, its sole member

By:	DIV FUND II GP, LLC, a Delaware limited liability company, as agent for the managing member

By:/s/ Richard McCready
Name: Richard McCready
Title: President

and

By:    BURLINGTON GAVI MEMBER, LLC, a Delaware limited liability company, its co-managing member

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By    /s/ Ronnie Bily
Name: Ronnie Bily
Title: Investment Director – Asset Management

By    /s/ Dennis J. Tinker
Name: Dennis J. Tinker
Title: Assistant Managing Director

TENANT:

THE ENDURANCE INTERNATIONAL GROUP, INC., a Delaware corporation

By: /s/ Katherine Andreasen
Name: Katherine Andreasen
Title: Chief Administrative Officer

SECRETARY’S CERTIFICATE

I, David C. Bryson, Secretary of The Endurance Group, Inc., a Delaware corporation (the “Company”), hereby certify that Katherine Andreasen, as C.A.O. of the Company has authority to execute and deliver to Burlington Centre Owner LLC the Lease related to the building located at, known as and numbered 10 Corporate Drive, Burlington, Massachusetts, a copy of which Lease is attached hereto and made a part hereof on behalf of the Company.

Witness my signature on this 10th day of January, 2017.

The Endurance International Group, Inc.

By: /s/ David C. Bryson
Name: David C. Bryson
Title: Secretary

Fifth Amendment – Exhibit A

New Road and Parking Plan